Exhibit 99.1

Vignette Announces Share Repurchase Program

AUSTIN, Texas – November 11, 2002 – Vignette Corporation today announced that its Board of Directors has approved a share repurchase program whereby the company can repurchase up to $20 million of its common stock, effective immediately. Any share repurchases under this program may be made over a period of up to six months, and may be made in the open market, through block trades or otherwise. Depending on market conditions and other factors, these purchases may be commenced or suspended at any time or from time-to-time without prior notice. As of September 30, 2002 Vignette had 250.4 million shares outstanding.

About Vignette Corporation

Vignette (Nasdaq: VIGN) enables enterprises to achieve real-time advantage by rapidly building, deploying and optimizing Web-based applications. Vignette powers the Web applications of more than 1,400 leading organizations and is headquartered in Austin, Texas. Vignette has offices located throughout the Americas, Europe, Asia and in Australia, and can be found on the Web at http://www.vignette.com/.

Forward-Looking Statement

The statements contained in this press release that are not purely historical are forward-looking statements including statements regarding the Company’s expectations, beliefs, hopes, intentions or strategies regarding the future. Forward-looking statements include statements regarding Vignette’s products, future sales, market growth and competition. All forward-looking statements included in this press release are based upon information available to the Company as of the date hereof, and the Company assumes no obligation to update any such forward-looking statement. Actual results could differ materially from the Company’s current expectations. Factors that could cause or contribute to such differences include, but are not limited to, Future Losses, Limited Operating History, Fluctuation of Quarterly Revenues and Operating Results, Competition, Dependence on a Small Number of Large Orders, Lengthy Sales Cycle and Product Implementation, Acquisition Integration, Market Awareness of Our Product, Rapid Changes in E-Relationships Technology and New Products, and other factors and risks discussed in the Company’s 10K, as amended and filed with the Securities and Exchange Commission and any reports filed from time to time with the Securities and Exchange Commission.

Vignette is a trademark or registered trademark of Vignette Corp. in the United States and other countries. All other names are the trademarks or registered trademarks of their respective companies.

For more information:
Charles Sansbury	Kellie Nugent
Chief Financial Officer	Investor Relations
Vignette Corporation	Vignette Corporation
(512) 741-4400	(512) 741-4541
csansbury@vignette.com	knugent@vignette.com

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